Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of ING Groep N.V. for the registration of an indeterminate amount of its debt securities, ordinary shares and American depositary shares and to the incorporation by reference therein of our reports dated March 17, 2008, with respect to the consolidated financial statements and schedules of ING Groep N.V. and the effectiveness of internal control over financial reporting of ING Groep N.V., included in its Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
Amsterdam, The Netherlands
December 4, 2008
/s/ Ernst & Young Accountants LLP